NTS
================================================================================
National                                          Executive Office
Technical                                         24007 Ventura Boulevard
Systems, Inc.                                     Calabasas, California  91302
                                                  Tel:   (818) 591-0776
                                                  Fax:  (818) 591-0899


NEWS RELEASE for September 10, 2003 at 6:15 AM EDT
--------------------------------------------------
Contact: Allen & Caron Inc            National Technical Systems
         Jill Bertotti (investors)    Lloyd Blonder, Senior Vice President & CFO
         jill@allencaron.com          (818) 591-0776
         -------------------
         Len Hall (media)
         len@allencaron.com
         ------------------
         949-474-4300


                      NATIONAL TECHNICAL SYSTEMS REPORTS
                 FISCAL 2004 SECOND QUARTER, SIX-MONTH RESULTS

CALABASAS, CA (September 10, 2003)....National Technical Systems, Inc.
(Nasdaq:NTSC) (NTS), a leading provider of quality and conformance testing and managed services for industries, including aerospace, defense, telecommunications and information technology, today announced results for its fiscal 2004 second quarter and six months ended July 31, 2003. According to Chairman and Chief Executive Officer Jack Lin, total revenues in the fiscal 2004 second quarter and first six months rose 48 percent and 43 percent, respectively, over the respective prior fiscal year periods, primarily due to an increase in revenues in its Technical Staffing business and in a number of market sectors served by its Engineering & Evaluation business including military/defense, and fiber optic.

      "Domestic and worldwide political and economic developments have significantly affected many of the industries we serve, particularly in the areas of defense and advanced technology systems," Lin said. "Homeland security and defeating terrorism are among the U.S. Government's main objectives and we anticipate increases in spending for operational readiness as well as research and development projects, which are areas that we anticipate capitalizing on."

      Total revenues for the fiscal 2004 second quarter were $27.2 million, with net income of $341,000, or $0.04 per fully diluted share, compared to total revenues of $18.4 million, with net income of $281,000, or $0.03 per fully diluted share for the year-earlier period. For the first six months of fiscal 2004, total revenues were $54.0 million, with net income of $668,000, or $0.07 per fully diluted share, compared to revenues of $37.7 million, with net income of $561,000, or $0.06 per fully diluted share, for the first six months of fiscal 2003. Operating income for the fiscal 2004 second quarter was up 30.5 percent to $1.0 million, or a $237,000 increase, compared to $776,000 for the year-earlier period. For the first six months of fiscal 2004, operating income increased approximately 20 percent to $1.9 million compared to $1.6 million for the first six months of fiscal 2003.


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NATIONAL TECHNICAL SYSTEMS REPORTS
Page 2-2-2

      The fully diluted share counts used in calculating earnings per share in the second quarter and first six months of this fiscal year were 9,235,000 and 9,105,000, respectively, and the fully diluted share counts used in the comparable periods of the prior fiscal year were 8,700,000 and 8,675,000, respectively.

      The Company's July 31, 2003 balance sheet remained strong, with cash of $4.7 million, total assets of $60.7 million, shareholders equity of $27.1 million and a current ratio of 3.1:1.

      President and COO William C. McGinnis commented, "In addition to the year over year increases in revenue and net income for the second quarter and first six months of this fiscal year, we have significantly expanded our market reach in fiscal 2004, both domestically and internationally. To date we have completed key strategic alliances with the United Technology Corp., the Zigbee Alliance, Phase Seven Laboratories and Verizon Europe, which is helping us meet our goal of offering our customers a complete solution for their product development needs."

      The Company is also making excellent progress in cross-selling of its technical staffing services to customers of its Engineering & Evaluation segment to provide them with technical and engineering personnel as part of a complete suite of certification, registration and test services, which is a key strategy for growth and margin improvement.

      "We continue to be well positioned to serve the military and defense industries," McGinnis added, "and based on our current bookings, we anticipate increased military weapons testing activity, especially at our Camden, Arkansas facility where revenues increased significantly in the first six months of this fiscal year. We are also adding new capabilities that we believe are timely, including fuel cell testing, upgraded acoustical testing, clean environment satellite testing and the installation of a high pressure air system. Of course, like many other companies, our growth for the balance of the year remains largely dependent on improved conditions in the markets we serve."

      Revenues from Engineering & Evaluation for the fiscal 2004 second quarter and six months were $15.7 million and $29.9 million, respectively, compared to $13.3 million and $27.0 million for the year-earlier periods. Revenues increased primarily because of increases in defense related testing and passive fiber optic testing and an increase in the Company's ISO registration and certification business. Operating income for the fiscal 2004 second quarter and six months for Engineering & Evaluation increased by 53.3 percent and 32.1 percent, respectively, to $992,000 and $1.7 million, respectively, when compared to $647,000 and $1.3 million for the year earlier periods. These increases were primarily the result of improved gross profits.

      The Engineering & Evaluation segment provides product certification, product safety testing and product evaluation to ensure its clients' products meet established specifications or standards.

      Revenues from Technical Staffing for the fiscal 2004 second quarter and six months were $11.6 million and $24.2 million, respectively, compared to $5.1 million and $10.7 million for the year-earlier periods. The revenue increases were due to the acquisition of the staffing and engineering business of


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NATIONAL TECHNICAL SYSTEMS REPORTS
Page 3-3-3

TRS Staffing Solutions which was effective on Oct. 14, 2002. Operating income for the fiscal year 2004 second quarter and six months for Technical Staffing decreased to $21,000 and $163,000, respectively, compared to $129,000 and $264,000 for the year-earlier periods. The decreases were due to increases in selling and general administrative expenses related to the newly-acquired staffing and engineering business of TRS Staffing Solutions and the decrease in gross profit as a percentage of revenue due to the competitive pricing pressures in the staffing industry.

      The Technical Staffing segment provides a variety of staffing and workforce management services and solutions to meet clients' information technology, information systems and software engineering needs.

Conference Call
---------------
      As previously announced, NTS is conducting a conference call to review the financial results today at 11:30 a.m. Eastern Time. The dial-in number for the call is 1-888-214-7577. A live webcast and 10-day archive of the call can be accessed at www.ntscorp.com and www.viavid.net.
                        ---------------     --------------

About National Technical Systems, Inc.
--------------------------------------
      National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and IT staffing services. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

      The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the Company's services and products and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS REPORTS
Page 4-4-4

                      NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
                    Unaudited Condensed Consolidated Statements of Income
                                                                 Three Months Ended              Six Months Ended
                                                                      July 31,                       July 31,
                                                                2003            2002            2003            2002
                                                           ----------------------------    ----------------------------
Net revenues                                               $ 27,237,000    $ 18,410,000    $ 54,049,000    $ 37,678,000
Cost of sales                                                20,959,000      13,889,000      42,125,000      28,418,000
                                                           ----------------------------    ----------------------------
     Gross profit
                                                              6,278,000       4,521,000      11,924,000       9,260,000

Selling, general and administrative expense                   5,265,000       3,745,000      10,024,000       7,681,000
                                                           ----------------------------    ----------------------------
   Operating income
                                                              1,013,000         776,000       1,900,000       1,579,000
Other income (expense):
   Interest expense, net                                       (298,000)       (308,000)       (605,000)       (629,000)
   Other                                                          6,000          37,000           7,000          35,000
                                                           ----------------------------    ----------------------------
Total other expense
                                                               (292,000)       (271,000)       (598,000)       (594,000)

Income before income taxes and minority interest                721,000         505,000       1,302,000         985,000
Income taxes                                                    351,000         214,000         602,000         419,000
                                                           ----------------------------    ----------------------------

Income before minority interest                                 370,000         291,000         700,000         566,000
Minority interest                                               (29,000)        (10,000)        (32,000)         (5,000)
                                                           ----------------------------    ----------------------------

Net income                                                 $    341,000    $    281,000    $    668,000    $    561,000
                                                           ============================    ============================

Net income per common share:

  Basic                                                    $       0.04    $       0.03    $       0.08    $       0.06
                                                           ============================    ============================
  Diluted                                                  $       0.04    $       0.03    $       0.07    $       0.06
                                                           ============================    ============================

Weighted average common shares outstanding                    8,635,000       8,659,000       8,625,000       8,663,000
Dilutive effect of stock options                                600,000          41,000         480,000          12,000
                                                           ----------------------------    ----------------------------
Weighted average common shares outstanding,
  assuming dilution                                           9,235,000       8,700,000       9,105,000       8,675,000
                                                           ============================    ============================

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